 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Longwen Group Corp.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 10, 2022, relating to the consolidated financial statements of Longwen Group Corp. as of and for the periods ended December 31, 2021 and 2020, which is included in the Registration Statement on the Form 10 filed on June 10, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Simon & Edward, LLP

City of Industry, California

November 7, 2022